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            ARTICLES SUPPLEMENTARY FOR AMERICAN NATIONAL INCOME FUND, INC.

              Increase in Authorized Shares and Classification of Shares


     Pursuant to the provisions of Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, American National Income Fund, Inc. (the "Corporation") adopts the following Articles Supplementary:

                                     ARTICLE ONE

     The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

                                     ARTICLE TWO

     Prior to the adoption of these Articles Supplementary, the Corporation had fifty million (50,000,000) shares of $0.01 par value common stock authorized, all of which were designated Class T common shares. The aggregate par value of the Corporation's stock was five hundred dollars ($500,000).

                                    ARTICLE THREE

     The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) and Section 2-208.1 of the Maryland General Corporation Law. By unanimous written consent effective May 11, 1998, the Board authorized the number of authorized shares to be increased by one billion nine hundred fifty million (1,950,000,000) shares.

                                     ARTICLE FOUR

     Each additional authorized share shall be a share of the Corporation's $0.01 par value common stock and each such share shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption as the other shares of the Corporation's $0.01 par value common stock.

                                     ARTICLE FIVE

     Following adoption of these Articles Supplementary, the Corporation has two billion (2,000,000,000) shares of $0.01 par value common stock authorized. The aggregate par value of the Corporation's stock is twenty million dollars ($20,000,000.00).

                                     ARTICLE SIX

     At a meeting of the Board of Directors of the Corporation held on May 29, 1998, in accordance with Section 2-105(c), Section 2-208, and Section 2-208.1 of the Maryland General Corporation Law and Article V of the Corporation's Articles of Incorporation, the Board of Directors of the Corporation passed a resolution classifying one billion (1,000,000,000) shares of the Corporation's newly authorized $0.01 par value common stock as follows:


                    Class A                  200,000,000 shares
                    Class B                  200,000,000 shares
                    Class C                  200,000,000 shares
                    Class J                  200,000,000 shares
                    Class Y                  200,000,000 shares

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Such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 17th day of August, 1998.

ATTEST:                              AMERICAN NATIONAL INCOME FUND, INC.


/s/ Teresa E. Axelson                By:  /s/ Michael W. McCroskey
-------------------------------           --------------------------------------
Teresa E. Axelson, Secretary              Michael W. McCroskey, President  (TEA)
-------------------------------           --------------------------------------


     THE UNDERSIGNED, President of American National Income Fund, Inc., who executed on behalf of said corporation, the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further cerfifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties or perjury.


                                          /s/ Michael W. McCroskey
                                          --------------------------------------
                                          Michael W. McCroskey, President  (TEA)
                                          --------------------------------------


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